Exhibit 99(a)(1)(I)

Notice to Eligible Employees in Germany

Attached to this Notice is the following document prepared by Electronic Arts Inc.:

OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS

(the “Exchange Offer Document”)

The Exchange Offer Document is provided to you as a holder of certain eligible stock options granted under the Electronic Arts Inc. 2000 Equity Incentive Plan, as amended (the “2000 Plan”). As described more fully in the Exchange Offer Document, Electronic Arts Inc. (“EA”) is offering to eligible employees the opportunity to exchange, on a grant-by-grant basis, certain outstanding eligible options granted under the 2000 Plan for restricted stock units which will also be granted under the 2000 Plan. Each eligible option surrendered will be exchanged for a lesser number of restricted stock units having a value that is approximately equal to the option value of the eligible option (based on the assumed fair market value of one share of EA’s common stock to be made subject to a restricted stock unit).

German Recipients of the Exchange Offer Document are hereby asked to take note of the following:

For the public offer in Germany of shares of EA common stock pursuant to the exercise of stock options or the vesting of restricted stock units granted under the 2000 Plan, EA has prepared and filed a prospectus (the “Prospectus”), which was approved by the Autorité des marchés financiers (“AMF”) in France on September 24, 2009 and notified to the German Federal Financial Services Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – “BaFin”) on September 25, 2009.

The Prospectus and the German translation of its summary have been published by making them available in printed form free of charge at the following address:

Electronic Arts GmbH

Im Zollhafen 15-17

50678 Köln

Germany

If you would like to receive a hardcopy of the Prospectus and the German translation of its summary, please contact:

Katrin Riech-Neumann

Sr. HR Manager

Phone.: +49 221 9758 22606

Fax: +49 221 97582 2665

E-Mail: kriech@ea.com

The Prospectus and the German translation of its summary are also available on EA World (EA’s intranet) at http://eaworld.ea.com/publish/Document/b60b93_11df28351d9_-7fe40a0e680e?rev=1.